Exhibit 99.1

Mirion Technologies, a Charterhouse Capital Partners portfolio company, to list on New York Stock Exchange through Business Combination with GS Acquisition Holdings Corp II

Creates publicly traded, Industrial Technology Pure-Play Focused on Radiation Detection & Measurement Technologies

Transaction includes $900 million of fully committed common stock PIPE with participation from Janus Henderson Investors, Fidelity Management & Research Company LLC, funds and accounts managed by BlackRock, Neuberger Berman funds, including a $200 million anchor investment from Goldman Sachs.

Atlanta, GA June 17, 2021 – Mirion Technologies, Inc. (“Mirion”), a Charterhouse Capital Partners LLP (“Charterhouse”) portfolio company, and a global provider of mission-critical radiation detection and measurement solutions, today announced it will become a publicly traded company through a business combination with GS Acquisition Holdings Corp II (“GSAH”) (NYSE: GSAH, GSAH.U, GSAH WS), a special purpose acquisition company sponsored by an affiliate of The Goldman Sachs Group, Inc. Larry Kingsley, former CEO of Pall Corporation and IDEX Corporation, will serve as Chairman when the transaction closes. Mirion will continue to be led by 20-year industry veteran and company founder, CEO Thomas Logan. The transaction is expected to close in the second half of 2021 and at close Mirion’s stock will trade under the ticker symbol NYSE: MIR.

“Tom Logan and his team have done a tremendous job building the company and positioning it for long-term value creation. I could not be more excited at the opportunity to partner with Tom and his team to support their continued growth,” said Mr. Kingsley. “Mirion is the kind of company I am most familiar with and attracted to, with great positions in good industries, a global footprint, real technological differentiation, leading positions in attractive but still fragmented end-markets, high recurring revenue mix, limited macro-sensitivity, strong margins and free cash flows, strong organic and inorganic growth potential, and opportunities for sustained improvements over time. Taken together, I am delighted with the near- and long-term prospects for Mirion and the opportunity this represents for shareholders.”

“This transaction enables us to accelerate our growth, expand upon our market leading product innovation strategy and execute on the multiple levers of value creation we have identified,” said Mirion CEO Thomas Logan. “The partnership with Larry — who has a proven track record of substantial shareholder value creation — will further enhance our strategic trajectory. With strong free cash flow expected after interest and tax, we will have plenty of firepower for acquisitions to accelerate our growth.”

“Mirion is exactly the kind of company we hoped to find when we launched GSAH II a year ago. It is a high quality, defensive business with a long and profitable operating history, strong and resilient cash flows, with significant opportunities ahead for continued growth and margin expansion. We are proud to partner in this transaction with Larry Kingsley, Tom Logan and the whole Mirion team” said Tom Knott, CEO of GS Acquisition Holdings Corp II.

Mirion is a global provider of radiation detection, measurement, monitoring and analysis equipment and services that customers rely on to protect their personnel and environment while delivering their services safely and efficiently. The company’s portfolio of radiation monitoring, detection, measurement and sensing systems along with dosimetry and radiation therapy quality assurance solutions, generated approximately $650 million1 in pro forma Adjusted Revenue in FY2020 (FYE June 30).

[1]

Adjusted Revenue is a non-GAAP financial measure that includes the impact of deferred revenue purchase accounting adjustments, pro forma adjustments relating to Mirion’s acquisitions and foreign currency impact. See “Non-GAAP Financial Measures.”

Key Transaction Terms

The transaction, unanimously approved by both boards of directors, is expected to close in the second half of 2021, subject to certain closing conditions, including regulatory approvals, and approval of GSAH’s stockholders. At closing, the public company’s name will be changed to Mirion Technologies, Inc. Upon closing, Mirion will have an anticipated pro forma enterprise value of approximately $2.6 billion, or 13.3x the company’s estimated CY22 Adjusted EBITDA of approximately $192 million.

Upon completion, it is expected that, assuming no redemptions by the public stockholders of GSAH, Charterhouse Capital, alongside its co-investors and Mirion management will hold approximately 19% of Mirion Technologies, Inc. The sponsor (an affiliate of The Goldman Sachs Group, Inc.) will defer 100% of its sponsor shares and such shares will be subject to forfeiture five years after closing if certain targets are not met2. In addition to the approximately $750 million of cash held in GSAH’s trust account, additional investors (including affiliates of Mr. Kingsley and affiliates of The Goldman Sachs Group, Inc.) have committed to participate in the transaction through a $900 million private placement. In addition to the $200 million anchor PIPE investment, Goldman Sachs has provided an additional $125 million equity commitment to be used as a backstop in the event that the minimum cash condition fails to be satisfied.

After giving effect to any redemptions by the public stockholders of GSAH, the balance of the approximately $750 million in cash held in GSAH’s trust account, together with the $900 million in private placement proceeds, will be used to pay $1,310 million in cash consideration (subject to certain adjustments) to Mirion stockholders, and to pay transaction expenses and reduce Mirion’s existing indebtedness to up to ~3.0x LTM estimated pro forma Adjusted EBITDA as of June 30, 2021. The remainder of the consideration payable to the stockholders of Mirion will consist of shares of GSAH common stock and Mirion rollover equity.

The transaction will be effected pursuant to a business combination agreement entered into by and among GSAH, Mirion Technologies Topco, Ltd., funds advised by Charterhouse Capital Partners LLP, and the other parties thereto.

Goldman Sachs & Co. LLC acted as lead placement agent and exclusive financial advisor to GSAH. Lazard Ltd. and HSBC acted as financial advisors to Charterhouse and Mirion. Goldman Sachs Lending Partners LLC and Citigroup Global Markets Inc. are providing committed debt financing in support of the transaction. Weil, Gotshal & Manges LLP acted as legal advisor to GSAH. Davis Polk & Wardwell LLP acted as legal advisor to Mirion and Freshfields Bruckhaus Deringer LLP acted as legal advisor to Charterhouse. Sullivan & Cromwell LLP acted as legal advisor to Goldman Sachs & Co. LLC as lead placement agent. Milbank LLP acted as legal advisor to Goldman Sachs Lending Partners LLC and Citigroup Global Markets Inc.

[2]

Note: GSAH II promote shares are deferred with a vesting term of 5 years, and with 1/3rd vesting at $12.00/share, 1/3rd vesting at $14.00/share, and 1/3rd vesting at $16.00/share. The sponsor may vote the promote shares while unvested with dividends deferred until vesting.

Conference Call Information

Investors may listen to a presentation regarding the proposed transaction on Thursday, June 17, 2021 starting at 8:30am ET. The call can be accessed by dialing 1-877-407-3982 (domestic toll-free number) or 1-201-493-6780 (international) and providing the conference ID: 13720592, or asking for the GSAH-Mirion transaction announcement call. The webcast of the investor call as well as related presentation materials will be available at https://www.gspcs.com/.

A replay of the webcast will be available for approximately 30 days at https://www.gspcs.com/. A replay of the teleconference will also be available for approximately 14 days. The replay can be accessed by dialing 1-844-512-2921 (domestic toll-free number) or 1-412-317-6671 (international) and providing the pin number: 13720592.

About Mirion

Mirion Technologies is a leading provider of detection, measurement, analysis and monitoring solutions to the nuclear, defense, medical and research end markets. The organization aims to harness its unrivaled knowledge of ionizing radiation for the greater good of humanity. Many of the company’s end markets are characterized by the need to meet rigorous regulatory standards, design qualifications and operating requirements. Headquartered in Atlanta (GA – USA), Mirion employs around 2,500 people and operates in 13 countries. For more information, and for the latest news and content from Mirion, visit Mirion.com.

About GSAH

GS Acquisition Holdings Corp II (NYSE: GSAH) is a special purpose acquisition company formed for the purpose of effecting merger, stock purchase or similar business combination with one or more businesses. The company is sponsored by an affiliate of The Goldman Sachs Group, Inc. In June 2020, GSAH completed its initial public offering, raising $750 million from investors.

About Charterhouse Capital Partners LLP

Charterhouse is one of the longest established private equity firms operating in Europe. The firm connects expertise and capital, collaborating with ambitious management teams to drive transformational change. Charterhouse has a selective, conviction-led approach to investing in high-quality mid-market European companies across the Services, Healthcare, Specialized Industrials and Consumer sectors. The firm has completed more than 150 acquisitions over 35 years of activity in the European buyout market. For additional information please visit: www.charterhouse.co.uk

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding the estimated future financial performance, financial position and financial impacts of the potential transaction, the satisfaction of closing conditions to the potential transaction and the private placement, the level of redemptions by GSAH’s public stockholders and purchase price adjustments in connection with the potential transaction, the timing of the completion of the potential transaction, the anticipated pro forma enterprise value and Adjusted EBITDA of the combined company following the potential transaction, anticipated ownership percentages of the combined company’s stockholders following the potential transaction, and the business strategy, plans and objectives of management for future operations, including as they relate to the potential transaction. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this press release, words such as “pro forma,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When GSAH or Mirion discusses its strategies or plans, including as they relate to the potential transaction, it is making projections, forecasts and forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, GSAH’s or Mirion’s management.

These forward-looking statements involve significant risk and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside GSAH’s and Mirion’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) GSAH’s ability to complete the potential transaction or, if GSAH does not complete the potential transaction, any other initial business combination; (2) satisfaction or waiver (if applicable) of the conditions to the potential transaction, including with respect to the approval of the stockholders of GSAH; (3) the ability to maintain the listing of the combined company’s securities on the New York Stock Exchange; (4) the inability to complete the private placement; (5) the risk that the proposed transaction disrupts current plans and operations of GSAH or Mirion as a result of the announcement and consummation of the transaction described herein; (6) the ability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (7) costs related to the proposed transaction; (8) changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the potential transaction; (9) the possibility that GSAH and Mirion may be adversely affected by other economic, business, and/or competitive factors; (10) the outcome of any legal proceedings that may be instituted against GSAH, Mirion or any of their respective directors or officers, following the announcement of the potential transaction; (11) the failure to realize anticipated pro forma results or projections and underlying assumptions, including with respect to estimated stockholder redemptions, purchase price and other adjustments; (12) future global, regional or local political, market and social conditions, including due to the COVID-19 pandemic; and (13) other risks and uncertainties indicated from time to time in the preliminary proxy statement of GSAH, including those under “Risk Factors” therein, and other documents filed or to be filed with the Securities and Exchange Commission (“SEC”) by GSAH.

Forward-looking statements included in this release speak only as of the date of this release. Neither GSAH nor Mirion undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release. Additional risks and uncertainties are identified and discussed in GSAH’s reports filed with the SEC and available at the SEC’s website at http://www.sec.gov.

Non-GAAP Financial Measures

Adjusted Revenue and Adjusted EBITDA are non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be construed as an alternative to revenue or net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). See the investor presentation that will be filed on a Current Report on Form 8-K with the SEC for a description of these non-GAAP financial measures and a reconciliation of such non-GAAP financial measures to the most comparable GAAP amounts.

Additional Information about the Transaction and Where to Find It

In connection with the proposed business combination, a registration statement on Form S-4 is expected to be filed by GSAH with the SEC. The Form S-4 will include preliminary and definitive proxy statements to be distributed to holders of GSAH’s common stock in connection with the solicitation of proxies for the vote by GSAH’s stockholders in connection with the proposed business combination and other matters as described in the Form S-4, as well as a prospectus of Mirion relating to the offer of the securities to be issued in connection with the completion of the proposed business combination. GSAH and Mirion urge investors, stockholders and other interested persons to read, when available, the Form S-4, including the proxy statement/prospectus incorporated by reference therein, as well as other documents filed with the SEC in connection with the proposed business combination, as these materials will contain important information about GSAH, Mirion and the proposed business combination. After the Form S-4 has been filed and declared effective, the definitive proxy statement/prospectus will be mailed to GSAH’s stockholders as of a record date to be established for voting on the proposed business combination. GSAH’s stockholders will also be able to obtain copies of such documents, without charge, once available, at the SEC’s website at http://www.sec.gov, or by directing a request to: IR-GSPCS@gs.com

Participants in the Solicitation

GSAH and Mirion, and their respective directors and officers, may be deemed participants in the solicitation of proxies of GSAH stockholders in connection with the proposed business combination. GSAH’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of GSAH in GSAH’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, which was filed with the SEC on May 17, 2021.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to GSAH’s stockholders in connection with the proposed business combination and other matters to be voted upon at the special meeting will be set forth in the proxy statement/prospectus for the proposed business combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination will be included in the proxy statement/prospectus that GSAH intends to file with the SEC.

For investor inquiries, please contact:

GS Acquisition Holdings Corp II

Please email: IR-GSPCS@gs.com

For media inquiries, please contact:

Phil Denning / Nora Flaherty

E MirionPR@icrinc.com

Leslie Shribman

Goldman Sachs & Co. LLC

T +1 212-902-5400